Form 201	The State Seal of Texas Certificate of formation For-Profit corporation	Filed in the office of the Secretary of State of Texas Filing 3: 803117945 09/14/2018 Document # 836972360002 Image Generated Electronically for Web filing
Secretary of State P.O. box 13697 Austin, TX 78711-3696 Fax: 512/463-5809 Filing Fee: 300
Article 1- Entity Name and Type
The filing entity being formed is a for-profit corporation. The name of the entity is:
V Blockchain Group Inc.,
The name must contain the word " Corporation," "company," " Incorporated, 'limited," or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similiar to that of an existing corporate, limited liability company, or limited partnership name on file with secretary of state. A preliminary check or " name availability" is recommended.
Article 2- Registered Agent and registered Office
[ ] A. The initial registered agent is an organization ( cannot be corporation named above) by the Name of :
OR
[ x] B. The initial registered agent is an individual resident of the state whose name is set forth below:
Name: Global Legal Clinic
C. The Business address of the registered agent and the registered office address is:
Street Address: 12520 A1 Westheimer #139 Houston, TX 77077-77077
Consent of Registered Agent
[ ]A. A copy of the consent of registered agent is attached.
OR
[ x] B. The Consent of the registered agent is maintained by the entity.
ARTICLE 3-DIRECTORS
The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:
Director 1: Tian Jia
Address: 13007 Greenway Chase Court, Houston, TX USA 77072
Article 4- Authorized shares
The total number of shares the corporation is authorized to issue and the par value of each of such shares, or a statement that such shares are without par value, is set forth below.
Number of Shares	Par Value ( must choose complete either A or B)	Class	Series
9900000000	[X ] A. has a par value of $0.00000001 [ ] B. Without par value.	Preferred
[ ] B. Without par value	Common

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, and the par value (or statement of no par value), of each class. If shares of a class are to be issued in series, you must provide the designation of each series. The preferences, limitations, and relative rights of each class of series must be stated in space provided in supplemental information.
Article 5- Purpose
The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code
Supplemental Provisions/Information

The purpose of which the corporation is organized is for the transaction of any and all lawful business for which corporation may be organized under the Texas Business Organizations Code.

[ The attached addendum, if any, is incorporated herein by reference]

Effectiveness of Filing
[x] A. The document becomes effective when the document is filled by the Secretary of State
OR
[ ] b. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:
ORGANIZER
THE NAME AND ADDRESS OF THE ORGANIZER IS SET FORTH BELOW. Tian Jia 13007 Greenway Chase Court, Houston, Texas
EXECUTION
The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.
Jia Tian Signature of organizer
Filing Office Copy